EXHIBIT 10.1
                                    SJW CORP.

                              AMENDED AND RESTATED

                      DEFERRED RESTRICTED STOCK PROGRAM

             (As Amended and Restated effective June 1, 2006)

I.    PURPOSE.

The objective of the Deferred Restricted Stock Program (the "Program") is to promote the long-term success of the SJW Corp. (the "Corporation") and its subsidiaries by linking incentive opportunities for non-employee members of the Board of Directors of the Corporation (the "Board") to the performance of the Corporation and its subsidiaries.

The Program functions as a special formula-grant subprogram under the Corporation's Long-Term Incentive Plan (the "Plan") which is to provide equity compensation to the non-employee Board members for their services as members of the Board and as members of the board of directors of the Corporation's subsidiaries. The Program shall be subject to the express terms and provisions of the Plan, as amended from time to time.

II.  ELIGIBILITY.

All non-employee members of the Board who (1) are first elected or appointed to the Board as non-employee directors on or after the date of the 2003 Annual Shareholders Meeting of the Corporation("New
Director(s)") or (2) were first elected or appointed to the Board as a non-employee director prior to such date and elected, by written notice to the Corporation no later than August 31, 2003, to convert from the Director's Pension Plan to the Program (an "Existing Director") are eligible to participate in the Program over their period of continued service as Board members (together, the "Participants").

III.  AWARDS OF DEFERRED RESTRICTED STOCK.

      A. Annual Grants to New Directors. Effective as of January 2, 2007, each New Director will receive his or her first annual grant of deferred restricted stock ("Deferred Restricted Stock") on the first business day of January next following his or her completion of at least six (6) months of service as a Board member measured from the date of his or her initial election or appointment to the Board and will receive subsequent annual grants of Deferred Restricted Stock on the first business day of January in each of the next nine (9) succeeding calendar years, provided as he or she remains a non-employee member of the Board through such date(*1). The number of shares of Common Stock underlying each annual Deferred Restricted Stock award will be that number of shares (rounded to the nearest whole share) determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the board of directors of the Corporation's subsidiaries for the calendar year in which the grant is made (collectively, the "Annual Retainer Fee") by (ii) the Fair Market Value of one share of the Corporation's Common Stock on the date of grant.

     B. Annual Grants to Existing Directors. Commencing with the 2007 calendar year, each Existing Director will receive his or her annual grant of Deferred Restricted Stock on the first business day of January each calendar(*2) year during his or her period of continued service as a non-employee Board member, with the number of share of Common Stock underlying each such grant to be determined in the same manner as under Section A of this Article III(*3); provided, however, that the total number of such annual grants which an Existing Director shall be entitled to receive pursuant to this Section III.B shall be limited to ten (10) less the number of full years of service credit that such Existing Director had under the Director Pension Plan immediately prior to the 2003 Annual Shareholders Meeting.


     C. Conversion Grant to Existing Directors. For an Existing Director who elected to participate in the Program, the benefits that such Existing Director had accrued under the Director's Pension Plan (based on full years of service) were converted into an additional grant of Deferred Restricted Stock on September 1, 2003. The number of shares subject to such grant was determined first by multiplying (i) $27,000 (the Annual Retainer Fee as of date of the 2003 Annual Shareholders Meeting) by (ii) the whole number of years of service credit under the Director's Pension Plan as of the date of the 2003 Annual Shareholders Meeting (up to a maximum of 10 years per the Director's Pension Plan) and then by dividing the dollar amount so obtained by the Fair Market Value of one share of the Corporation's Common Stock on September 1, 2003. An Existing Director who elected to participate in the Program shall have no further rights under the Director Pension Plan. If a portion of the benefit accrued by an Existing Director under the Director Pension Plan as of the 2003 Annual Shareholders Meeting was owed to another person under a domestic relations order, the Existing Director's conversion election did not apply to such portion, in which case the calculation of the number of shares under the conversion grant was proportionately reduced.

     D. Deferred Restricted Stock Account. A "Deferred Restricted Stock Account" will be established for each New Director and each Existing Director, and all grants of Deferred Restricted Stock made to such director shall be credited to such account. The right to receive shares credited to such account shall be an unfunded and unsecured right of a general creditor.

IV.  DIVIDEND RIGHTS.

Each time a dividend is paid on the outstanding Common Stock while one or more shares of Deferred Restricted Stock remain credited to the Participant's Deferred Restricted Stock Account, that Account will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares previously credited to such Account and not distributed as of the record date for the dividend. As of the first business day in January of each year, the cash dividend equivalents so credited to the Deferred Restricted Stock Account for the immediately preceding calendar year will be converted into additional shares of deferred restricted stock by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

V.  VESTING AND PAYMENT OF SHARES.

     A. The shares of Common Stock credited to the Deferred Restricted Stock Account as an annual grant to a New Director pursuant to Section III.A or as an annual grant to an Existing Director pursuant to Section III.B will be fully vested at all times.

     B. That number of shares of Common Stock credited to the Deferred Restricted Stock Account as a conversion grant to an Existing Director pursuant to Section III.C that did not exceed in value (based on the Fair Market Value of one share of the Corporation's Common Stock on September 1,
2003) (i) the aggregate dollar amount that was accrued by the Corporation as an expense, for financial accounting purposes, with respect to the benefits accrued by such Existing Director under the Director Pension Plan immediately before such conversion grant (disregarding any portion of the accrual that was not converted to Deferred Restricted Stock due to a domestic relations order), divided by (ii) the Fair Market Value of one share of the Corporation's Common Stock on September 1, 2003, will be fully vested at all times. The remaining shares of Common Stock credited to the Deferred Restricted Stock Account as such a conversion grant shall vest in three (3) equal annual installments on each of the first three (3) Annual Shareholder Meetings after the 2003 Annual Shareholders Meeting, provided the Existing Director continues in service as a non-employee Board member through such date. However, such shares of Common Stock shall vest on an accelerated basis in the event of the Existing Director's death, Disability, termination of Board service after attainment of the age after which he or she may no longer stand for re-election under the Board's policy, removal from the Board other than for cause or such other circumstances approved by the Board. For purposes of this Section V.B the term "Disability" shall mean the permanent and total disability of the Existing Director as determined pursuant to
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time.

     C. Shares of Common Stock credited to a Deferred Restricted Stock Account as a result of dividend rights under Section IV above shall vest in the same manner as the shares with respect to which the dividend rights were credited and shall, to the extent vested, be distributed as part of the Participant's Deferred Restricted Account in accordance with Section V.D below.

     D. Any shares that have not vested before a Participant's termination of service as a member of the Corporation's Board of Directors will be forfeited.

     E. Distribution of the deferred shares of Common Stock credited to the Participant's Deferred Restricted Stock Account (whether attributable to the annual grants made pursuant to Section III or the dividend equivalent rights provided under Section IV) shall, to the extent vested, be made or commence on the thirtieth (30th) day following the Participant's termination of service as a member of the Corporation's Board of Directors or as soon as administratively practicable after such scheduled distribution date, but in no event later than the end of the calendar year in which termination of service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such termination of service. The distribution shall be in the form of shares of Common Stock and shall be made either in a single lump sum or in up to ten (10) annual installments, as the Participant may elect at the time of his or her initial grant of Deferred Restricted Stock. All shares of Common Stock distributed under the Program shall be drawn from the Common Stock reserved for issuance under the Plan. Accordingly, the share reserve under Section VII of the Plan shall be reduced by any and all shares of Common Stock distributed under the Program.

VI.  DEFINED TERMS.

All capitalized terms in this document, to the extent not expressly defined herein, shall have the meaning assigned to them in the Plan.

VII.  MISCELLANEOUS.

This Program and the Deferred Restricted Stock awards made hereunder are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, this Program and the Conversion Form, if applicable.


(*1)Prior to the June 2006 restatement, the grants were made on the third business day following the date of each Annual Shareholders Meeting of the Corporation.
(*2)Prior to the June 2006 restatement, the grants were made on the third business day following the date of each Annual Shareholders Meeting of the Corporation.
(*3)The initial grants under the Program were made at the 2004 Annual Shareholders Meeting. However, if the Existing Director had a partial year of credit under the Director Pension Plan that equaled or exceeded six (6) months of service credit, then the initial annual grant to that Participant was made under the Program on September 1, 2003.